Exhibit 99:

PRESS RELEASE

CONTACTS:	D. Ben Berry
Chairman, President and CEO
252.334.1511 ext 203
or
Mark A. Holmes
Senior Executive Vice President
and CFO 252.334.1511 ext 212

FOR IMMEDIATE RELEASE
April 11, 2003

GATEWAY BANK ANNOUNCES PROPOSED BRANCH ACQUISITION

     Gateway Bank & Trust Co (“Gateway”) announced today the signing of a letter of intent to acquire the Elizabeth City-Southgate banking office of Central Carolina Bank (“CCB”). Gateway is the primary subsidiary of Gateway Financial Holdings, Inc. (NASDAQ: GBTS). CCB is a division of National Bank of Commerce, a subsidiary of National Commerce Financial Corporation (NYSE: NCF).

     This proposed branch would give Gateway its tenth banking location and solidify its position in Pasquotank County as number two in deposit market share. Gateway just completed its eighth consecutive quarterly profit and its fourth year of operation.

     All current CCB employees in Elizabeth City will be offered positions with Gateway. “CCB-Elizabeth City customers will continue to receive great service from people they know and trust. In addition, CCB customers will have the added convenience of a second banking location in Elizabeth City at Gateway Bank’s Financial Center, which is located at 1145 North Road Street,” said Gateway Chairman, President and CEO D. Ben Berry. “We look forward to providing our home town service to these new customers and giving our current Gateway customers a convenient location in the Southgate area.”

     Gateway offers a full array of commercial and retail banking services. Gateway also offers brokerage services through its Gateway Investment Services, Inc. subsidiary and insurance through its Gateway Insurance Services, Inc. subsidiary. Additional information about Gateway is available on its website at www.gatewaybankandtrust.com.

     Statements contained in this news release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as “believe”, “expect”, “anticipate”, “should”, “planned”, “estimated” and “potential”. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principals, policies, or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

End of release